Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954

telephone: +1-212-455-2000 facsimile: +1-212-455-2502

May 13, 2026

GMR Solutions Inc.

4400 Hwy 121, Suite 700
Lewisville, Texas 75056

To the Addressee Stated Above:

We have acted as counsel to GMR Solutions Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 41,688,319 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”), consisting of (1) up to 15,438,319 shares of Common Stock (the “2015 Plan Shares”) that may be issued by the Company pursuant to the Second Amended and Restated GMR Buyer Corp. 2015 Stock Incentive Plan (the “2015 Stock Plan”), (2) up to 22,500,000 shares of Common Stock that may be issued by the Company pursuant to the GMR Solutions Inc. 2026 Equity Incentive Plan (the “2026 Equity Incentive Plan”) and (3) up to 3,750,000 shares of Common Stock that may be issued by the Company pursuant to the GMR Solutions Inc. 2026 Employee Stock Purchase Plan (together with the 2015 Stock Plan and the 2026 Equity Incentive Plan, the “Plans,” and the shares of Common Stock issuable thereunder, collectively, the “Shares”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

BEIJING  boston  Brussels  HONG KONG  Houston  LONDON  Los Angeles  Luxembourg  Palo Alto  San Francisco  SÃO PAULO  TOKYO  Washington, D.C.

GMR Solutions Inc.	-2-	May 13, 2026

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State of the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP